Exhibit 23.1
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 of Omniture, Inc. of our report dated March 17, 2008 relating to the financial statements of Visual Sciences, Inc., which appears in Omniture Inc.’s Current Report on Form 8-K dated April 1, 2008.
/s/ PricewaterhouseCoopers LLP
San Diego, California
January 27, 2009